Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Second Quarter 2013 Results

•	Q2 product revenue of $10.2 million; reiterating $41-43 million annual revenue guidance for 2013.

•	European Phase III red blood cell studies initiated in both acute and chronic anemia.

•	Second module of INTERCEPT plasma PMA submitted on schedule in May.

CONCORD, CA, July 30, 2013 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2013.

“Successful completion of the INTERCEPT platelet and plasma U.S. PMA submissions in November 2013 and March 2014, respectively, remains a top Cerus priority, and our team continues to deliver on these goals alongside the recent initiation of Phase III European studies for INTERCEPT red cells,” said William “Obi” Greenman, Cerus’ president and chief executive officer. “In Q2, we also achieved $10.2 million in product revenue, providing steady progress toward our projected full year revenue guidance of $41-$43 million.”

Revenue

Product revenue for the second quarter of 2013 was $10.2 million, a 10% increase over the second quarter of 2012. Continued growth in certain markets for both INTERCEPT illuminators and disposable kits drove a significant portion of the revenue growth.

Product revenue for the first half of 2013 was $19.9 million, and represented an 11% increase from the first half of 2012. The increase in product revenue during the first half of 2013 over 2012 was driven primarily by increased demand for our INTERCEPT products.

There was no government grant revenue recognized in the second quarter and first half of 2013, as compared to $0.1 million recognized during the first half of 2012.

Gross Margins

Gross margins on product sales for the second quarter of 2013 were 43%, compared to 40% for the second quarter of 2012. Gross margins were 45% for the first six months of 2013, compared to 38% for the same period in 2012. The improvement in gross margins on product sales was driven primarily by lower costs for products sold as a result of improved overhead absorption due to higher manufacturing levels.

Operating Expenses

Total operating expenses for the second quarter of 2013 were $11.5 million, compared to $8.4 million for the second quarter of 2012, and $21.1 million compared to $16.3 million for the six months ended June 30, 2013 and 2012, respectively. The increase in operating expenses was due primarily to regulatory activities for the preparation and submission activities supporting the Company’s PMA submissions for INTERCEPT plasma and platelets, costs for the clinical activities regarding the Company’s red blood cell program and increases in selling, general and administrative expenses in support of the existing European commercial business and in preparatory market research activities for a potential U.S. launch.

Operating expenses are expected to continue to increase in 2013, largely driven by increased research and development expenses. The Company expects to continue to incur increased development and regulatory costs in the second half of 2013 in continued support of the modular PMA submissions to the FDA for the licensure of the INTERCEPT platelet and plasma systems and clinical activities related to the INTERCEPT red blood cell system, as well as additional selling, general and administrative expenses related to the potential future U.S. launch of both products.

Operating and Net Loss

Operating losses during the second quarter of 2013 were $7.1 million, compared to $4.8 million during the second quarter of 2012, and $12.1 million compared to $9.4 million for the six months ended June 30, 2013 and 2012, respectively. The increase in operating losses was driven by higher operating expenses incurred in connection with our PMA submission activities and our clinical activities with respect to our red blood cell program during the three and six months ended June 30, 2013 compared to the same periods of 2012, partially offset by increased product revenue and improved gross margins on product sales during both the three and six months ended June 30, 2013 compared to the same periods of 2012.

Net loss for the second quarter of 2013 was $6.7 million, or $0.10 per share, compared to a net loss of $1.9 million, or $0.04 per share, for the second quarter of 2012. Net loss for the first half of 2013 was $17.0 million, or $0.26 per share, compared to a net loss of $10.7 million, or $0.20 per share, for the same period of 2012. Net losses were impacted by the mark-to-market adjustments of the Company’s outstanding warrants to fair value. These adjustments resulted in non-cash gains of $0.7 million during the second quarter of 2013 compared to $3.7 million during the second quarter of 2012 and non-cash losses of $4.4 million and $0.8 million during the six months ended June 30, 2013 and 2012, respectively.

Cash and Cash Equivalents

At June 30, 2013, the Company had cash and cash equivalents of $58.2 million compared to $26.7 million at December 31, 2012 and $69.2 million from March 31, 2013. In April 2013, the Company repaid its outstanding $4.2 million of term debt. The Company’s $7.0 million revolving line of credit remains outstanding with approximately $4.8 million available for future borrowing.

Recent Highlights

•	FDA accepts proposed INTERCEPT platelet PMA application shell structure and timing; first module planned for September 2013 submission

•	Second module of INTERCEPT plasma PMA submitted in May; remaining modules planned for August and November 2013

•	Patient enrollment initiated in European Phase III clinical trials for INTERCEPT Red Blood Cells in acute and chronic anemia indications

•	First Danish hospital signs INTERCEPT agreement to treat platelets

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 31978377. The replay will be available approximately three hours after the call through August 12, 2013.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. The company’s INTERCEPT Blood System has been demonstrated to inactivate a broad range of viruses, bacteria and parasites that may be present in donated blood, including established threats such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding future sales growth and its 2013 revenues, the timing and success of modular PMA submissions to the FDA for the INTERCEPT Blood System for plasma and platelets, the potential U.S. commercial launch of the INTERCEPT Blood System for plasma and platelets, future operating expenses, research and development activity, and the expenses related thereto, and marketing activity and expenses in support of Cerus’ planned commercialization activities. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming regulatory process, Cerus’ ability to successfully initiate and conduct planned clinical trials in the anticipated timeframes, or at all, the fact that Cerus may encounter unanticipated difficulties complying with the prescribed submission timing or other modular PMA requirements related to the INTERCEPT Blood System for plasma and/or platelets, the fact that Cerus may be required to conduct additional clinical development in support of its modular PMA submissions, and that if additional clinical development is required it may require funding that Cerus does not have and could significantly delay or preclude regulatory approval of the INTERCEPT Blood System for plasma and platelets in the United States, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ ability to maintain an effective manufacturing supply chain, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed with the SEC on May 3, 2013. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Product revenue	$10,150	$9,224	$19,883	$17,915
Cost of product revenue	5,747	5,574	10,837	11,088

Gross profit on product revenue	4,403	3,650	9,046	6,827
Government grant and cooperative agreements revenue	—	—	—	91
Operating expenses:
Research and development	3,506	1,712	6,206	3,536
Selling, general and administrative	7,954	6,686	14,807	12,652
Amortization of intangible assets	51	51	101	101

Total operating expenses	11,511	8,449	21,114	16,289

Loss from operations	(7,108)	(4,799)	(12,068)	(9,371)
Non-operating income (expense), net	438	2,933	(4,803)	(1,294)

Loss from operations before income taxes	(6,670)	(1,866)	(16,871)	(10,665)
Provision for income taxes	54	41	105	76

Net loss	$(6,724)	$(1,907)	$(16,976)	$(10,741)

Net loss per common share:
Basic	$(0.10)	$(0.04)	$(0.26)	$(0.20)
Diluted	$(0.10)	$(0.10)	$(0.26)	$(0.20)
Weighted average common shares outstanding used for computing net loss per common share:
Basic	69,727	54,418	64,756	53,753
Diluted	71,928	55,236	64,756	53,753

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
Cash, cash equivalents, and short-term investments	$58,201	$26,696
Accounts receivable and other current assets	6,807	7,120
Inventories	12,762	10,180
Property and equipment, net	1,641	1,698
Goodwill and intangible assets	2,761	2,862
Other assets	376	363

Total assets	$82,548	$48,919

Accounts payable and accrued liabilities	$13,783	$14,805
Deferred revenue	153	77
Debt - current	2,157	4,828
Warrant liability	10,290	5,903
Debt - non-current	—	2,896
Other non-current liabilities	1,220	1,303

Total liabilities	27,603	29,812
Stockholders’ equity	54,945	19,107

Total liabilities and stockholders’ equity	$82,548	$48,919